Exhibit 99.1

FICO Unites Software Business Under EVP Stephanie Covert to Accelerate Platform Strategy

Organizational change aligns software technology, services, sales and marketing for faster delivery of innovations to serve the decision management needs of customers

Bozeman, MT, January 10, 2022 – Global analytics software leader FICO today announced that Stephanie Covert has taken on an expanded role as executive vice president for software. In a move designed to improve alignment and accelerate the company’s platform strategy, she will be responsible for all elements of the company’s software business, including software technology, product management, service, sales, and marketing functions.

“Our top software priority is to extend our position as the #1 analytic decisioning platform that enables businesses to optimize consumer interactions across all decisions,” said Will Lansing, FICO CEO. “Under Stephanie’s strong leadership, our Sales, Marketing, and Services organization has helped many enterprises achieve their digital transformations with data-driven decisioning powered by the FICO platform. By placing all elements of our software business under Stephanie’s leadership, as we did years ago for our scores business under Jim Wehmann, we can better align our field-facing and software technology priorities, and thus strengthen our ability to address the critical decision management needs of our customers.”

Stephanie Covert was named executive vice president for Sales, Marketing, and Services in 2020, having previously served as vice president of Global Sales Operations. Before joining FICO in 2014, she held leadership roles at Apttus, Oracle, and RightNow.

“The bottom line for our customers is that we will bring our innovations to them faster, give them better visibility into our innovation cycle and deliver greater value to their business,” said Stephanie Covert. “With this change, we align all our resources to accelerate the development of our market leading analytic decisioning platform.”

FICO® Platform provides the ideal decisioning foundation companies need to successfully achieve digital transformation. It provides unprecedented insight into customer’s immediate and future needs by eliminating data silos and enabling interoperability between enterprise applications. FICO Platform goes beyond any single use case to give firms true customer-centricity with deep, real-time, 360-degree insights into every customer touch, across all channels, for the full duration of the customer lifecycle. FICO was named a leader in The Forrester Wave: Digital Decisions Platforms, Q4 2020.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive

Exhibit 99.1

analytics and data science to improve operational decisions. FICO holds more than 200 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, manufacturing, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 120 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at www.fico.com.

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

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Contacts:

Media:

Greg Jawski

Porter Novelli for FICO

+1 212-601-8248

greg.jawski@porternovelli.com

Investors/Analysts:

Steven Weber

FICO

+1 800-213-5542

investor@fico.com